Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-108789

                           PROSPECTUS SUPPLEMENT NO. 6
     (To Prospectus dated December 17, 2003, as supplemented by Prospectus Supplement No. 1 dated December 30, 2003, Prospectus Supplement No. 2 dated
     January 9, 2004, Prospectus Supplement No. 3 dated February 12, 2004,
        Prospectus Supplement No. 4 dated March 22, 2004 and Prospectus
                      Supplement No. 5 dated May 5, 2004)

     This prospectus supplement supplements the prospectus dated December 17, 2003, as supplemented by prospectus supplement No. 1 dated December 30, 2003, prospectus supplement No. 2 dated January 9, 2004, prospectus supplement No. 3 dated February 12, 2004, prospectus supplement No. 4 dated March 22, 2004 and prospectus supplement No. 5 dated May 5, 2004, of DoubleClick Inc. relating to the resale from time to time by selling securityholders of our Zero Coupon Convertible Subordinated Notes due 2023 held by certain securityholders and the shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, as supplemented, which is required to be delivered with this prospectus supplement.

     The securities offered hereby involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 4 of the prospectus in determining whether to purchase the DoubleClick Inc. Zero Coupon Convertible Subordinated Notes due 2023 or the common stock issuable upon conversion of the notes.

                               -------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                              -------------------

     The seventh paragraph of the section of the prospectus entitled "Plan of Distribution" on page 52 of the prospectus is amended and restated in its entirety to read as follows:

     Citadel Equity Fund Ltd., Continental Assurance Company on Behalf of its Separate Account (E), DBAG London, Prudential Insurance Co. of America and UBS AG London Branch are affiliates of registered broker-dealers, and each of these selling securityholders has informed us that (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time the notes were purchased, the selling securityholder had no agreements, plans or understandings, directly or indirectly, to distribute the notes or the shares of common stock issuable upon conversion of the notes.

                               -------------------

     The section of the prospectus entitled "Selling Securityholders" on pages 21-22 of the prospectus is amended and restated in its entirety to read as follows:

                             SELLING SECURITYHOLDERS

     We issued the notes covered by this prospectus in a private placement on June 23, 2003. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the notes and shares of our common stock issuable upon conversion of the notes pursuant to this prospectus.

     The following table sets forth information with respect to the selling securityholders and the principal amount of notes and shares of our common stock issuable upon conversion of the notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The table is based on information given to us by selling securityholders on or before June 3, 2004.


                                                                   Shares of
                                                                   DoubleClick                           Shares of
                                                  Principal          Common                             DoubleClick
                                                  Amount of           Stock                            Common Stock
                                                    Notes         Beneficially       Notes Owned        Owned After
                                                Beneficially       Owned Upon           After          Completion of
                                                 Owned That       Conversion of     Completion of      the Offering
Name of Securityholder                           May Be Sold      the Notes (1)    the Offering (2)       (2)(3)
-------------------------------------------      ------------     -------------    ----------------    -------------
Arkansas PERS..............................         1,300,000          99,100             0                 0

Barclays Global Investors Diversified
Alpha Plus Funds...........................           291,000          22,183             0                 0

Citadel Equity Fund Ltd....................        25,635,000       1,954,184             0                 0

CNH CA Master Account, L.P.................         1,000,000          76,231             0                 0

Continental Assurance Company on
Behalf of its Separate Account (E).........           600,000          45,738             0                 0

DBAG London................................           250,000          19,057             0                 0

Forest Fulcrum Fund LP.....................           759,000          57,859             0                 0

Forest Global Convertible Fund, Ltd.,
Class A-5..................................         2,818,000         214,819             0                 0

Forest Multi-Strategy Master Fund SPC,
on Behalf of its Multi-Strategy Segregated
Portfolio..................................         1,033,000          78,746             0                 0

JMG Triton Offshore Fund, Ltd..............        14,000,000       1,067,235             0                 0

KBC Financial Products USA Inc.............         1,150,000          87,665             0                 0

LDG Limited................................           471,000          35,904             0                 0

Lexington Vantage Fund c/o TQA
Investors, L.L.C...........................           140,000          10,672             0                 0

LLT Limited................................           260,000          19,820             0                 0

Lyxor Forest Fund Ltd......................         1,278,000          97,423             0                 0

Nuveen Preferred and Convertible Fund
JQC........................................         5,750,000         438,328             0                 0

Prudential Insurance Co. of America........           110,000           8,385             0                 0

Relay 11 Holdings Co.......................           185,000          14,102             0                 0

Sphinx Convertible Arbitrage SPC...........           108,000           8,232             0                 0

Sphinx Fund c/o TQA Investors, L.L.C.......           272,000          20,734             0                 0

                                      S-2



                                                                   Shares of
                                                                   DoubleClick                           Shares of
                                                  Principal          Common                             DoubleClick
                                                  Amount of           Stock                            Common Stock
                                                    Notes         Beneficially       Notes Owned        Owned After
                                                Beneficially       Owned Upon           After          Completion of
                                                 Owned That       Conversion of     Completion of      the Offering
Name of Securityholder                           May Be Sold      the Notes (1)    the Offering (2)       (2)(3)
-------------------------------------------      ------------     -------------    ----------------    -------------

State of Oregon/Equity.....................         5,800,000         442,140             0                 0

TQA Master Fund, Ltd.......................         7,308,000         557,096             0                 0

TQA Master Plus Fund, Ltd..................         7,214,468         549,966             0                 0

UBS AG London Branch.......................        16,000,000       1,219,697             0                 0

Univest Convertible Arbitrage Fund Ltd.....           169,000          12,883             0                 0

Xavex - Convertible Arbitrage 4 Fund.......             99,000           7,546             0                 0

Xavex - Convertible Arbitrage 7 Fund c/o
TQA Investors, L.L.C.......................          1,278,000          97,423             0                 0

Zurich Institutional Benchmarks Master
Fund, Ltd. c/o TQA Investors, L.L.C........          1,002,000          76,383             0                 0

-----------------

(1) Assumes conversion of all of the selling securityholders' notes at the maximum conversion rate of 76.2311 shares per note. However, the maximum conversion rate is subject to adjustment as described under "Description of the Notes-Conversion Rate Adjustments." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) We do not know when or in what amounts a selling securityholder may offer notes or shares of our common stock issuable upon conversion of the notes for sale. The selling securityholders might not sell any or all of the notes or shares of our common stock issuable upon conversion of the notes offered by this prospectus. Because the selling securityholders may offer all or some of the notes or shares of our common stock issuable upon conversion of the notes pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of our common stock issuable upon conversion of the notes, we cannot estimate the number of the notes or shares of our common stock issuable upon conversion of the notes that will be held by the selling securityholders after the completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the notes or shares of our common stock issuable upon conversion of the notes covered by this prospectus will be held by the selling securityholders.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the notes.

Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus amendments or supplements, as required.

None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

                                ---------------

             The date of this prospectus supplement is June 3, 2004.

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                                      S-4